Exhibit 99.1

FOR IMMEDIATE RELEASE

American Lorain Corporation Reports Results
for the First Quarter 2010

JUNAN COUNTY, China, May 13, 2010--American Lorain Corporation (NYSE Amex: ALN) ("American Lorain" or the "Company"), an international processed snack foods, convenience foods, and frozen foods company based in Shandong Province, China, today announced financial results for its first quarter ended March 31, 2010.

First Quarter 2010 Highlights

  Revenue reaches $24.6 million, up 15.8% from Q1 2009
  Convenience foods sales increased 586.0% year over year
  Operating income was $3.3 million, up 10.6% from Q1 2009
  Net income was $1.86 million, up 6% from Q1 2009
  Earnings per diluted share was $0.07 based on 26.7 million diluted weighted average shares outstanding on March 31, 2010.
First Quarter 2010 Results
	1Q 2010	1Q 2009	CHANGE
Net Sales	$24.6 million	$21.2 million	+15.8%
Gross Profit	$5.7 million	$5.2 million	+10.9%
Net Income	$1.86 million	$1.76 million	+6.0%
EPS (Diluted)	$0.07	$0.07	-

“The growth of our convenience food sales is evidence of the diversification strategy we implemented for our Company,” said Chairman Si Chen of American Lorain. “Our nearly six-fold revenue increase in sales from our convenience food segment during the first quarter confirms the growth potential of our lunch box, cold dish and bean products. These products are part of a multi-billion dollar packaged foods market in China. While our traditional chestnut revenues account for a significant percentage of our revenues and supplier relationships, we plan to leverage our expertise in processed and packaged foods to introduce new products through a large and growing distributor and customer base we have built over the last 15 years in China. Our goal is to become one of the premier packaged foods manufacturers in China in the next three to five years.”

First Quarter 2010 Results

Revenues in the first quarter of 2010 reached $24.6 million, an increase of 15.8% over the prior year. Growth was driven by sales of Lorain®-branded convenience foods which accounted for 28.9% of total revenues in the first quarter of 2010 compared to 4.9% in the first quarter of 2009. American Lorain produces 113 convenience foods in three core categories; ready to heat and eat lunch box foods, pickled cold dish vegetables in single serving packages and whole bean products packaged in a variety of flavors. Convenience foods yielded revenues of $7.1 million in the first quarter of 2010, a $6.1 million or 586.0% increase, from $1.0 million in the first quarter of 2009.

American Lorain’s core product line, chestnuts and chestnut-based snack foods, accounted for approximately 52.8% of revenues for the quarter, and increased 2.2% quarter over quarter. Due to the timing of Chinese New Year in 2010, domestic sales of chestnuts in the first quarter were relatively flat year over year as a majority of American Lorain’s distributors took inventory positions in the fourth quarter of 2009 in preparation for January 2010 sales to their customers. Sales benefited from exports to Korea and Japan in the first quarter of 2010 and indicated that American Lorain’s key export markets in northeast Asia are rebounding after a soft year in 2009. In the coming quarters, American Lorain sees higher demand for its traditional chestnut product line along with additional sales revenues being generated by frozen chestnut summer promotions in Beijing and Chongqing. On May 3rd, American Lorain detailed a summer promotion of frozen chestnuts for sales at Lorain®-branded counters which is expected to contribute approximately $3.6 million in revenues in 2010.

Frozen foods sold primarily to select export markets in Europe and wholesale customers like Yums! Foods in China contributed approximately 18.4% in revenues for the quarter compared to 35.3% in the first quarter of 2009. American Lorain will continue servicing its frozen food customers as part of a broader marketing strategy and in response to a highly competitive environment in which the Company is not actively seeking new customers. American Lorain uses mostly outsourced, third party manufacturing facilities for its frozen foods and maintains limited production exposure and contractual obligations in this segment.

Gross profits for the quarter were $5.7 million, an increase of 10.9% from the same period in 2009. Gross margins were 23.3% in the first quarter of 2010 compared to 24.4 % in the first quarter of 2009. The sales mix of products sold by American Lorain contributes to the blended margins the Company reports in any given quarter. Gross profit margins by product segment are 25-28% for chestnuts, 22-24% for convenience foods and 16-18% for frozen foods. The increase in revenues from the convenience food segment contributed to a slight decrease in blended gross profit margins for the quarter.

Operating income for the quarter increased 10.6% to $3.3 million, with operating margin of 13.6%, versus $3.0 million with operating margin of 14.2% in the first quarter of 2009. Sales, marketing and general and administrative expenses for the first quarter of 2010 were $2.4 million versus $2.2 million the first quarter of 2009.

Net income for the quarter was $1.86 million, an increase of 6.0% from $1.76 million in the same period in 2009. American Lorain’s blended tax rate was 24.9% for the quarter ended March 31, 2010, compared to 23.4% for the corresponding quarter in 2009. Earnings per share was $0.07 based on 26.7 million diluted weighted average shares versus $0.07 in the first quarter of 2009 based on 25.2 million diluted shares.

Financial Condition

As of March 31, 2010, the Company had $8.5 million in cash compared to $12.1 million at the end of 2009. Working capital was $51.8 million on March 31, 2010. Accounts receivable were $20.2 million, compared to $23.0 million as of December 31, 2009, with corresponding DSO’s in 2010 decreasing to 74 days versus 98 days in the same period in 2009. Current liabilities were $47.4 million compared to $46.8 million at the end of 2009. Shareholder’s Equity was $97.0 million, a 2.4 % increase from $94.7 million as of December 31, 2009. The Company had $35.5 million in short term loans which will be used for working capital requirements during the year on March 31, 2010 with a weighted average interest rate of 7.1% .

Recent Highlights

  In April of 2010, The Company announced that 550 7-Eleven convenience stores in Guangzhou, China began selling Lorain®-branded "Lunch Box" products
  In May of 2010, American Lorain announced that it began promoting sales of open bottom frozen chestnuts at Lorain®-branded retail food counters in 40 locations which it plans to expand to 70 in Beijing and Chongqing, and are expected to generate total annual revenue of $3.6 million a year

2010 Guidance

American Lorain provided 2010 guidance of $182.0 to $190.0 million in revenues or 24.1% - 29.5% organic growth for the year. The Company also provided net income guidance of $17.8 - $19.0 million in net income which will represent 23.6% - 31.9% growth.

"We will continue to focus resources on our core products and the high-growth areas of our business," said Si Chen, Chairman and CEO of American Lorain. "We have a number of products and sales strategies in place that are designed to focus our marketing effort on higher margin product line and streamline our distribution systems to encourage larger stocking orders with proven and supportive distributors in China. Though our year will still be seasonal with the fourth quarter as the strongest, we expect that our entry into new product lines will help distribute our revenue generation more evenly than in previous years. We remain confident that these initiatives will help us drive incremental growth and to meet our guidance for 2010." Chen concluded.

First Quarter 2010 Earnings Conference Call

To attend the call, please use the dial information below. When prompted, ask for the "American Lorain Corporation Call" and/or be prepared to provide the conference ID.

Conference Call
Date:	May 13, 2010
Time:	10:00 am Eastern
Conference Line Dial-In (U.S.):	1-877-941-1428
International Dial-In:	1-480-629-9665
Conference ID:	4299996
Webcast link:	http://viavid.net/dce.aspx?sid=00007559

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through May 20, 2010. To listen, please call 1-800-406-7325 within the United States or +1-303-590-3030 when calling internationally. Utilize the pass code 4299996 to access the playback.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00007559 or at ViaVid's website at http://www.viavid.net, where the webcast can be accessed through May 12, 2011.

About American Lorain Corporation

American Lorain Corporation is a Nevada corporation that develops, manufactures and sells various food products. The Company's products include chestnut products, convenience food products and frozen food products. The Company currently sells over 230 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For further information about American Lorain Corporation, please visit the Company's website at http://www.americanlorain.com .

Forward-looking statements:

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

At the company:
American Lorain Corporation
Alan Jin, CFO
Tel: +86-539-731-7959
Email: alanjin@americanlorain.com
Web: http://www.americanlorain.com

Investor relations:
John Mattio, SVP
HC International, New York
Tel: +1-203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net

AMERICAN LORAIN CORPORATION

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009
(Stated in US Dollars)

		(Audited)
	3/31/2010	12/31/2009
ASSETS
Current assets
Cash and cash equivalents	$8,529,664	$12,111,532
Restricted cash	1,118,054	1,299,889
Short-term investment	9,423,450	7,320,248
Trade accounts receivable	20,161,456	23,025,772
Other receivables	4,544,271	7,837,675
Related party receivable	546,384	603,116
Inventory	35,873,815	26,400,117
Advance to suppliers	17,765,172	16,938,872
Prepaid expenses and taxes	1,034,651	905,266
Deferred tax asset	199,876	199,867
Total current assets	$99,196,793	$96,642,354

Property, plant and equipment, net	41,342,373	41,280,407
Land use rights, net	3,850,713	3,871,547
Deposit	16,090	16,088
TOTAL ASSETS	$144,405,969	$141,810,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$35,463,979	$35,488,212
Long Term Debt – Current Portion	186,152	-
Accounts payable	2,814,130	2,614,515
Taxes payable	707,362	2,235,341
Accrued liabilities and other payables	7,448,897	6,422,492
Customers deposits	731,413	13,842
Total current liabilities	$47,351,933	$46,774,402

Long-term bank loans	25,599	294,873

TOTAL LIABILITIES	$47,377,532	$47,069,275

	3/31/2010	12/31/2009
STOCKHOLDERS’ EQUITY
Preferred Stock, $.001 par value, 5,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 30,240,202 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	30,240	30,240
Additional paid-in capital	35,517,609	35,268,603
Statutory reserves	9,982,807	8,895,477
Retained earnings	39,228,550	38,455,349
Accumulated other comprehensive income	6,088,030	6,068,569
Non-controlling interests	6,181,201	6,022,883
	$97,028,437	$94,741,121

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$144,405,969	$141,810,396

AMERICAN LORAIN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS ENDED MARCH 31, 2010 AND 2009
(Stated in US Dollars)

		(Audited)
	3/31/2010	3/31/2009

Net revenues	$24,560,216	$21,200,537
Cost of revenues	(18,836,126)	(16,038,203)
Gross profit	$5,724,090	$5,162.334

Operating expenses
Selling and marketing expenses	(1,372,352)	(1,170,847)
General and administrative expenses	(1,016,452)	(976,306)
	(2,388,804)	(2,147,153)

Operating income	$3,335,286	$3,015,181

Government subsidy income	181,421	98,589
Interest income	2,804	64,990
Other income	119,277	16,379
Foreign exchange loss	-	(87,433)
Other expenses	(27,523)	(24,884)
Interest expense	(920,424)	(603,826)
	(644,445)	(536,185)

Earnings before tax	$2,690,841	$2,478,996

Income tax	(671,992)	(580,772)

Net income	$2,018,849	$1,898,224

Net income attributable to:
- Common stockholders	1,860,531	1,756,076
- Non-controlling interests	158,318	142,148
	2,018,849	1,898,224

Earnings per share
- Basic	$0.07	$0.07
- Diluted	0.07	0.07

Weighted average shares outstanding
- Basic	26,075,413	25,177,640
- Diluted	26,730,651	25,177,640

AMERICAN LORAIN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED MARCH 31, 2010 AND 2009
(Stated in US Dollars)

	March 31, 2010	March 31, 2009
Cash flows from operating activities
Net income	$2,018,849	$1,898,224
Stock and share based compensation	249,006	-
Depreciation	365,569	334,454
Amortization	35,720	44,377
(Increase)/decrease in accounts & other receivables	4,089,021	1,598,659
(Increase)/decrease in inventories	(9,473,698)	(2,860,568)
(Increase)/decrease in prepayments	(238,115)	-
Increase/(decrease) in accounts and other payables	(301,956)	(1,485,752)
Net cash (used in)/provided by operating activities	$(3,255,604)	$(470,606)

Cash flows from investing activities
Purchase of plant and equipment	-	(143,166)
Sales of short term investment fund	22,227	-
Decrease/(increase) in restricted cash	181,835	-
Payments for the purchase of land use rights	(14,887)	(22,689)
Payments for Purchase of Equipment & Construction Plant	(427,535)	-
Payments for rental deposit	-	(215,905)
Sales/(purchase) of securities	-	2,780
Net cash used in investing activities	$(238,360)	$(378,980)

Cash flows from financing activities
Issue of common stock	-	5
Payment of notes	-	(5,208,485)
Proceeds from bank borrowings	17,853,746	-
Repayment of bank borrowings	(17,961,100)	14,649,047
Net cash provided by/(used in) financing activities	$(107,354)	$9,440,566

Net in cash and cash equivalents (used)/sourced	(3,601,318)	8,590,979

Effect of foreign currency translation on cash and cash equivalents	19,450	811,404

Cash and cash equivalents–beginning of year	12,111,532	2,841,339

Cash and cash equivalents–end of year	$8,529,664	$12,243,722